Exhibit 99.01

Contact:	James E. Crabbe Chairman VendingData™ Corporation 971-235-9101 jcrabbe@vendingdata.com	or	Yvonne L. Zappulla Managing Director Wall Street Investor Relations Corp. 212-681-4108 Yvonne@WallStreetIR.com

VendingData™ Corporation Prevails In Obtaining Stay To Preliminary Injunction From The United States Court Of Appeals For The Federal Circuit

LAS VEGAS, Nevada (PR Newswire) - March 4, 2005 - VendingData™ Corporation (AMEX: VNX), announced that, on March 3, 2005, the United States Court of Appeals for the Federal Circuit stayed the preliminary injunction issued by the United States District Court for the District of Nevada pending the disposition of the appeal. The preliminary injunction had prohibited VendingData™ from selling its PokerOne™ shuffler during the pendency of the action brought by Shuffle Master, Inc.

Through an action filed on October 5, 2004 in the United States District Court for the District of Nevada (Case No. CV-S-04-1373-JCM-LRL), Shuffle Master alleged that the use, importation and offering for sale by VendingData™ of its PokerOne™ shuffler infringed Shuffle Master’s United States Patent No. 6,655,684. On October 14, 2004, Shuffle Master filed a Motion for Preliminary Injunction seeking to enjoin VendingData™ from selling the PokerOne™ shuffler in the United States during the pendency of this lawsuit. On November 30, 2004, the United States District Court, District of Nevada, granted the Motion for Preliminary Injunction filed by Shuffle Master, Inc.

In granting a stay of the preliminary injunction, the United States Court of Appeals stated that VendingData has shown the requisite likelihood of success in obtaining a stay of the preliminary injunction, pending appeal. Discovery and a Markman hearing will proceed in the United States District Court while the appeal is pending.

About VendingData™ Corporation

VendingData™ Corporation is a Las Vegas-based developer, manufacturer and marketer of products for the gaming industry including the SecureDrop® System, Deck Checker™ and Random Ejection Shuffler™ line. We are committed to the cost-effective development and manufacture of additional new products as a key component of our strategy to broaden our product offerings to the gaming industry. Our products are currently installed in casinos throughout the United States, including Caesars Palace, Circus Circus, Harrah's Entertainment, Luxor, Oneida Bingo & Casino and the Venetian. International customers include casinos in Argentina, China, Columbia, Korea, Malaysia, Peru, United Kingdom, and Uruguay. Visit the VendingData Web site at http://www.vendingdata.com.

This release contains forward-looking statements. Such statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: adverse rulings or other developments in pending or future litigation; impact of shuffler sales based on limitations imposed by the preliminary injunction; availability of outside sources of financing to cover our short-term and long-term liquidity needs; and the risks and factors described from time to time in the reports filed with the Securities and Exchange Commission.

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